UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 17, 2007

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective as of April 17, 2007 (the “Closing Date”), Petroleum Heat and Power Co., Inc., a Minnesota corporation (“Petro”), which is an indirect subsidiary of Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership,” “we,” “us” or “our”), entered into a fifth amendment (the “Amendment”) to its revolving credit facility agreement with its bank lenders which provides us with increased flexibility to make acquisitions. Under the Amendment, we are no longer restricted in the number of individual acquisitions we may make in any fiscal year, the dollar limit on individual acquisitions is increased from $10.0 million to $25.0 million and there is no longer a $25.0 million limit on the aggregate dollar amount of the acquisitions we may make in any fiscal year as long as we maintain certain financial ratios. In addition, to make an acquisition, the Partnership is now only required to have Availability (as defined in the credit agreement) of $30.0 million (reduced from $40.0 million), on a pro forma basis, during the last 12-month period ending on the date of such acquisition.

The description of the Amendment that is contained in this Form 8-K is qualified in its entirety to the text of the actual form of Amendment that is filed as an exhibits hereto.

Item 9.01(d)	Exhibits

99.1	Fifth Amendment to Revolving Credit Facility

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By: Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Dated: April 19, 2007

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